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                                                                    Exhibit 4.03





                       KEEBLER FOODS COMPANY NONEMPLOYEE
                              DIRECTOR STOCK PLAN
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                               TABLE OF CONTENTS

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ARTICLE I.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II.  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III.  ELECTION TO PARTICIPATE. . . . . . . . . . . . . . . . . . . . . 2

        3.1.    Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . 2
        3.2.    Election to Participate  . . . . . . . . . . . . . . . . . . . 2
        3.3.    Amount of Participation  . . . . . . . . . . . . . . . . . . . 3
        3.4.    Minimum Level of Participation For Investment
                in Options . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE IV.  OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        4.1.    Grant of Options   . . . . . . . . . . . . . . . . . . . . . . 3
        4.2.    Written Agreement  . . . . . . . . . . . . . . . . . . . . . . 3
        4.3.    Exercisability of Options  . . . . . . . . . . . . . . . . . . 3
        4.4.    Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        4.5.    Early Vesting  . . . . . . . . . . . . . . . . . . . . . . . . 4
        4.6.    Exercise Price . . . . . . . . . . . . . . . . . . . . . . . . 4
        4.7.    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        4.8.    Option Nontransferable . . . . . . . . . . . . . . . . . . . . 4

ARTICLE V.  CHANGE IN CONTROL  . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE VI.  ADMINISTRATION, AMENDMENT AND TERMINATION . . . . . . . . . . . . 5
        6.1.     Administration  . . . . . . . . . . . . . . . . . . . . . . . 5
        6.2.     Amendment and Termination . . . . . . . . . . . . . . . . . . 5
        6.3.     Amendment of Options  . . . . . . . . . . . . . . . . . . . . 6

ARTICLE VII.  SHARES SUBJECT TO PLAN . . . . . . . . . . . . . . . . . . . . . 6
        7.1. Shares Subject to Plan  . . . . . . . . . . . . . . . . . . . . . 6
        7.2. Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE VIII.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 7
        8.1. Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . 7
        8.2. Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . 7

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                       KEEBLER FOODS COMPANY NONEMPLOYEE
                              DIRECTOR STOCK PLAN


                 The Keebler Foods Company Nonemployee Director Stock Plan ("Plan") is effective as of January 21, 1998, subject to approval of shareholders within twelve months therefrom.


                             ARTICLE I.  DEFINITIONS

                 Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

         (a) "Administrator": The Board of Directors of the Company or any committee designated by the Board.

         (b)       "Board":  The Board of Directors of the Company.

         (c)       "Change of Control":  The meaning set forth in Article V.

         (d)       "Code":  The Internal Revenue Code of 1986, as amended.

         (e) "Company": Keebler Foods Company or any successor or successors thereto.

         (f) "Director": An individual duly elected or chosen as a Director of the Company, but who is neither a current nor a retired Employee of the Company, of Flowers Industries, Inc., or of Artal Luxembourg S.A., nor is appointed to the Board by Artal Luxembourg S.A.

         (g) "Fair Market Value": The average of the highest and lowest quoted selling prices for Shares on the relevant date, or (if there were no sales on such date) the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date; provided, however, that notwithstanding the foregoing, the Committee may determine "Fair Market Value" in its discretion.

         (h)       "Option":  An option to purchase Shares granted pursuant to
Section 4.1.

         (i) "Participation Agreement": The agreement submitted by a Director to the Administrator in which a Director may specify his or her election to invest all or a portion of his or her Retainer in Options.

         (j) "Plan": The Plan set forth in this instrument as it may from time to time be amended.

         (k)       "Plan Year":  The fiscal year of the Company.

         (l) "Retainer": The portion of a Director's annual compensation that is payable without regard to number of Board or committee meetings attended or committee positions.

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         (m)       "Shares":  The Company's fully paid, non-assessable common stock. Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

         (n) "Valuation Date": The date of the meeting of the Compensation Committee of the Board first preceding the first day of a Plan Year.


                               ARTICLE II.  PURPOSE

                 The purpose of this Plan is to provide Directors with opportunities to invest amounts of their Retainer in Options in order to further align the interests of Directors with the shareholders of the Company and thereby promote the long-term success and growth of the Company.


        ARTICLE III.  ELECTION TO PARTICIPATE WITH RESPECT TO RETAINER

                 3.1. Eligibility. All individuals who are Directors as of the first day of a Plan Year may participate in the Plan with respect to the Retainer payable for such Plan Year. A Director may elect to participate for any Plan Year in accordance with Section 3.2 of this Article. A Director's entitlement to participate as to future investments shall cease with respect to the Plan Year following the Plan Year in which he or she ceases to be a Director.

                 3.2. Election to Participate. A Director who desires to participate in this Plan with respect to the Retainer payable for such Plan Year must complete and deliver a Participation Agreement to the Administrator before the first day of the Plan Year for which such Retainer would otherwise be paid. A Participation Agreement that is timely delivered shall be effective for the succeeding Plan Year and in addition, except as otherwise specified by a Director in his or her Participation Agreement, shall continue to be effective from Plan Year to Plan Year until revoked or modified by written notice to the Administrator or until terminated automatically upon the termination of the Plan. In order to be effective to revoke or modify a Participation Agreement with respect to the Retainer for a Plan Year, a revocation or modification must be delivered prior to the first day of the Plan Year for which such Retainer is payable.

                 3.3. Amount of Participation. A Director shall designate on the Participation Agreement the dollar amount of his or her Retainer that he or she has elected to invest in Options under this Plan.

                 3.4. Minimum Level of Participation For Investment in Options. A Director shall be permitted to invest in Options under this Plan only if for the Plan Year involved the total amount of the Retainer for the Director that is invested in Options for the Plan Year equals at least twenty-five (25) percent of the Retainer of the Director for such Plan Year.


                             ARTICLE IV.  OPTIONS

                 4.1. Grant of Options. (a) With Respect to Retainer. To the extent a Director elects to invest all or a portion of his or her Retainer for a Plan Year in Options, an Option shall be

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granted on the first day of such Plan Year (which shall be the date of grant for said Option) for that number of Shares as determined by the Administrator which is equal to no more than 150% of the amount of the Retainer invested divided by the value of an Option for one Share on the Valuation Date. For this purpose, value shall be determined by the Black-Scholes option pricing model, as applied by the Administrator. To the extent that the application of the foregoing formula would result in an Option covering a fractional Share, the number of Shares covered by the Option shall be rounded up.

                 (b) Outright Grants. The Board may grant Options to each Director who serves in said capacity as of any date specified by the Board, which shall be in addition to any Options granted as a consequence of an election made by a Director with respect to his Retainer. Said Options shall be subject to any further terms contained in agreements reflecting said rights executed by the Chairman or Vice Chairman of the Board.

                 4.2. Written Agreement. Each grant of Options shall be evidenced by a written agreement in such form as approved by the Administrator and shall be subject to the additional terms and conditions set forth in this
Article IV.

                 4.3. Exercisability of Options. Subject to the expiration or earlier termination of the Option, 100% of the Option described in Section 4.1(a) shall become exercisable on the first anniversary of the date of grant. Options granted pursuant to Section 4.1(b) shall be immediately exercisable.

                 4.4. Term. An Option shall expire ten years from the date the Option is granted and shall be subject to earlier termination as hereinafter provided. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its expiration or termination. In the event of the Director's termination from service on the Board, other than as provided in Section 4.5, an outstanding Option may be exercised only to the extent it was exercisable on the date of such termination and shall expire two years after such termination, or on its stated expiration date, whichever occurs first. Notwithstanding the above, in the event of a termination for Cause as determined by the Administrator, all unexercised Options shall be forfeited. For purposes of this Agreement, "Cause" means any of the following:

                 (1) malfeasance or gross misconduct by the Director in connection with his services to the Company or which produces material loss or damage to or has a material adverse effect on the reputation of the Company, which shall include but not be limited to instances of sexual harassment or violations of the Company's nondiscrimination policies;

                 (2) the conviction of the Director of, or plea of nolo contendere by the Director to,

                         (A)  any felony under federal, state or local laws; or
                         (B)  a misdemeanor which involves dishonesty or
                              fraud or produces material loss or damage to or has a material adverse effect on the reputation of the Company; or
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                 (3)       any similar action on the part of the Director which
                           is determined by a majority of the remaining members of the Board to constitute cause for removal.

                 4.5. Early Vesting. Upon the occurrence of any of the following events, the Option shall become immediately and fully exercisable: the death of the Director, the disability of the Director, or a Change in Control. The Option shall expire two years after such event, or on its stated expiration date, whichever occurs first.

                 4.6. Exercise Price. The exercise price of an Option granted to a Director shall be determined by the Administrator with respect to each grant.

                 4.7. Payment. An Option may be exercised by a Director only upon payment to the Company in full of the exercise price of the Option corresponding to the portion of the Option to be exercised. Such payment shall be made in cash or in Shares previously owned by the Director for more than six months, or in a combination of cash and such Shares.

                 4.8. Option Nontransferable. (a) Unless otherwise determined by the Administrator, or as provided in subparagraph (b) below, the Option shall be neither transferable nor assignable by the Director other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Director, only by the Director, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of the Director in a fiduciary capacity under the state law and court supervision.

                 (b) Notwithstanding the provisions of subparagraph (a), Options shall be transferable by a Director without payment of consideration therefor by the transferee, to any one or more members of the Director's immediate family (as described in Rule 16a-1(e) of the Securities Exchange Act of 1934) (or to one or more trusts established solely for the benefit of one or more members of the Director's immediate family or to one or more partnerships in which the only partners are members of the Director's immediate family or to an organization which is exempt from federal taxation pursuant to Section 501(c)(3)of the Code; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Director.

                          ARTICLE V.  CHANGE IN CONTROL

                 For purposes of this Plan, a "Change in Control" means the first to occur of the following events:

               (1) The effective time of any purchase, sale, merger, consolidation or other transaction after which any person, corporation, partnership or other entity other than Flowers Industries, Inc. ("Flowers") or its Affiliates, the then current management of the Company or of Flowers or any member of the immediate family of said management, or any employee benefit plan of Company or of Flowers ("Permitted Owners") shall own more than fifty

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                          percent (50%) of the outstanding capital stock of the
                          Company which stock is entitled to vote for the election of directors.

               (2) The effective time of a transfer to an entity other than a Permitted Owner of substantially all of the property of the Company.


               (3) Continuing Directors at any time fail to constitute a majority of the Board of Directors of the Company. "Continuing Directors" shall mean the members of the Board of Directors as of the date hereof, plus any new directors whose nominations were approved by at least a majority of the Continuing Directors in office at the time of the election of any such new directors.


             ARTICLE VI.  ADMINISTRATION, AMENDMENT AND TERMINATION

               6.1. Administration. The Plan shall be administered by the Administrator. The Administrator shall have such powers as may be necessary to discharge its duties hereunder. The Administrator may, from time to time, employ, appoint or delegate to an agent or agents (who may be an officer or officers of the Company) and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company. The Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. No member of the Administrator shall act in respect of his or her own Retainer. All decisions and determinations by the Administrator shall be final and binding on all parties. No member of the Administrator shall be liable for any such action taken or determination made in good faith. All decisions of the Administrator shall be made by the vote of the majority, including actions and writing taken without a meeting. All elections, notices and directions under the Plan by a Director shall be made on such forms as the Administrator shall prescribe.

               6.2. Amendment and Termination. The Board may alter or amend this Plan from time to time or may terminate it in its entirety; provided, however, that no such action, except for an acceleration of benefits, shall, without the consent of a Director, impair the rights in any Shares issued or to be issued to such Director, as a result of a grant of Options under the Plan; and further provided, that any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Shares are traded or quoted shall not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits through plans that are not subject to shareholder approval.

               6.3. Amendment of Options. The Administrator shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price of the Option. Furthermore, no Option shall be canceled and replaced with awards having a lower exercise price without further approval of the shareholders of the

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Company.  This Section 6.3 is intended to prohibit the repricing of
"underwater" Options and shall not be construed to prohibit the adjustments provided for in Section 7.2 of this Plan.


                     ARTICLE VII.  SHARES SUBJECT TO PLAN

               7.1. Shares Subject to Plan. Subject to adjustment as provided in this Plan, the total number of Shares which may be issued under this Plan shall be three hundred thousand (300,000).

               7.2. Adjustments. The Administrator may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options granted or awarded hereunder, (b) prices per share applicable to such Options, and (c) kind of shares covered thereby, as the Administrator in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Directors that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Company or other distribution of assets, issuance of rights or warrants to purchase securities of the Company, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Administrator may provide in substitution for any or all outstanding grants or awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Administrator may on or after the date of grant provide in the agreement evidencing any grant or award under this Plan that the holder of the grant or award may elect to receive an equivalent grant or award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Administrator may provide that the holder will automatically be entitled to receive such an equivalent grant or award. The Administrator may also make or provide for such adjustments in the number of shares specified in Section 7.1 of this Plan as the Administrator in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this
Section 7.2. This Section 7.2 shall not be construed to permit the re-pricing of any Options in the absence of any of the circumstances described above in contravention of Section 6.3 of this Plan.


                      ARTICLE VIII.  GENERAL PROVISIONS

               8.1. Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

               8.2. Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, and vice versa.



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